EXHIBIT 23.0--CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


         We consent to the incorporation by reference in Registration Statement (Form S-3 No. 33-58161), Registration Statement (Form S-3 No. 33-61437), Registration Statement (Form S-3 No. 333-01735), Registration Statement (Form S-3 No. 333-12433), Registration Statement (Form S-3 No. 333-39221), Registration Statement (Form S-8 No. 2-94805), Registration Statement (Form S-8 No. 33-40353), Registration Statement (Form S-8 No. 33-73620), Registration Statement (Form S-8 No. 333-41197) and in Registration Statement (Form S-8 No. 333-67261) of our report dated February 10, 2001, with respect to the consolidated financial statements and schedule included in this Annual Report (Form 10-K) of Inter-Tel, Incorporated for the year ended December 31, 2000.



Phoenix, Arizona                            /S/  ERNST & YOUNG LLP
March 23, 2001